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Exhibit 23.1

Consent Of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statements (Forms S-3 No. 333-138926 and No. 333-163060 and Form S-8 No. 333-161186) of Five Star Quality Care, Inc. and in the related prospectuses of our reports dated February 17, 2012, with respect to the consolidated financial statements of Five Star Quality Care, Inc. and the effectiveness of internal control over financial reporting of Five Star Quality Care, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP
Boston, Massachusetts February 17, 2012

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  Exhibit 23.1